Exhibit 99.1

PRESS RELEASE

BJ’s Wholesale Club Names Dave Burwick to Board of Directors

Consumer goods veteran brings strong expertise and insights to the board

MARLBOROUGH, Mass. (June 21, 2024) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) (“BJ’s”), a leading operator of membership warehouse clubs, today announced that Dave Burwick has been named to the company’s board of directors, effective immediately. Mr. Burwick will serve as a member of the company’s Nominating and Corporate Governance Committee.

“We are pleased to welcome Dave to our board,” said Bob Eddy, Chairman and Chief Executive Officer. “Dave brings over 30 years of strategic leadership experience in the beverage industry. He has a strong track record of building brands and leading growth companies. We look forward to leveraging his deep consumer knowledge and expertise as we continue to execute the company’s long-term strategy and maximize shareholder value.”

Mr. Burwick served as president and chief executive officer of Boston Beer Company, Inc., an alcohol beverage company, from April 2018 until March 2024 and also served on its board from May 2005 until March 2024. Prior to joining Boston Beer, Mr. Burwick served as president and chief executive officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company, since December 2012. He served as president, North America for WW International, Inc., a leading provider of weight management services, from April 2010 until December 2012. Prior to that, he spent 20 years at PepsiCo, Inc. in a range of senior executive roles, including senior vice president and chief marketing officer for Pepsi-Cola North America. Mr. Burwick serves on the board of Deckers Outdoor Corporation, a publicly held footwear design and distribution company, and The Duckhorn Portfolio, Inc., a premier luxury wine company. He has also been a member of the Boston Bruins Foundation Advisory Board since January 2019. Mr. Burwick holds a bachelor’s degree in history, cum laude, from Middlebury College and an MBA from Harvard Business School.

About BJ’s Wholesale Club Holdings, Inc.

BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) is a leading operator of membership warehouse clubs focused on delivering significant value to its members and serving a shared purpose: “We take care of the families who depend on us.” The company provides a wide assortment of fresh foods, produce, a full-service deli, fresh bakery, household essentials and gas. In addition, BJ’s offers the latest technology, home decor, small appliances, apparel, seasonal items and more to deliver unbeatable value to smart-saving families. Headquartered in Marlborough, Massachusetts, the company pioneered the warehouse club model in New England in 1984 and operates 244 clubs and 177 BJ's Gas® locations in 20 states. For more information, please visit us at www.BJs.com or on Facebook or Instagram.

Investor contact:

Catherine Park

Vice President, Investor Relations

cpark@bjs.com

(774) 512-6744

Media contact:

Kirk Saville
Head of Corporate Communications
ksaville@bjs.com
774-512-5597